PRESS RELEASE

Contact:	William W. Moreton
Chief Financial Officer
Phone:	(314) 633-7123

Panera Bread Reports Comparable Bakery-Cafe Sales Increased 2.0% and Average Unit Volumes
Increased 4.0% for Four Weeks Ended January 25, 2003; Reiterates 2003 Earnings Target

St. Louis, MO, February 13, 2003 — Panera Bread Company (Nasdaq:PNRA) today reported that system-wide comparable bakery-cafe sales increased 2.0% for the four weeks ended January 25, 2003. The breakdown between company-owned and franchised bakery-cafes is as follows:

For the four weeks
ended January 25, 2003

Company-owned	.8%
Franchised	2.5%
Total System	2.0%

Average system-wide weekly sales (excluding the one specialty bakery-cafe and closed locations) increased 4.0% to $34,753 for the four weeks ended January 25, 2003 compared to $33,425 for the four weeks ended January 26, 2002.

The Company reiterated the 2003 earnings per share target of $0.99. This target is based on comparable system-wide bakery-cafe sales increases of 3% and the development of 120 new bakery-cafes (28 company-owned and 92 franchised).

The Company will release its fourth quarter and full year 2002 earnings on February 25, 2003 prior to market open. A conference call related to the earnings release will be held at 1:00 PM CST the same day. You may access the call via the internet at http://www.panerabread.com/pages/a_ir_news.php.

Panera Bread Company owned and franchised 478 bakery-cafes under the Panera Bread and Saint Louis Bread Co. names as of December 28, 2002. The company is a leader in the emerging specialty bread/cafe category due to its unique bread combined with a quick, casual dining experience. Additional information is available on the company’s website, www.panerabread.com.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results and future earnings per share contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The statements identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “will”, “intend”, “expect”, “future”, “anticipates”, and similar expressions express management’s present belief, expectations or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include but are not limited to the following: the availability of sufficient capital to the Company and the developers party to franchise development agreements with the Company; variations in the number and timing of bakery-cafe openings; public acceptance of new bakery-cafes; competition; national and regional weather conditions; changes in restaurant operating costs, particularly food and labor; and other factors that may affect retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 29, 2001.